EXHIBIT 99.1

Heron Therapeutics Reports Second Quarter 2016 Financial Results and Recent Corporate Progress

REDWOOD CITY, Calif. – August 8, 2016 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs, today reported second quarter 2016 financial results and highlighted recent corporate progress.

Recent Corporate Progress:

Heron announced preliminary, positive, top-line efficacy results from two Phase 2 clinical studies of HTX-011, its lead product candidate for the management of post-operative pain in patients undergoing bunionectomy and inguinal hernia repair, and safety data from its ongoing Phase 2 program. HTX-011 achieved the primary endpoints in both studies as well as several important secondary endpoints.

Heron entered into an agreement with Tang Capital Partners, LP whereby Tang Capital will lend the Company up to $100 million. The loan has a two-year term and bears interest of 8% per annum. The first close of $50 million occurred on August 5, 2016. The second close of an additional $50 million is subject to the achievement of a corporate milestone. There are no fees, no warrants and no equity conversion feature associated with this transaction.

Heron appointed Christian Waage as a member of the Heron Board of Directors.

“We continue to work closely with the FDA on our NDA for SUSTOL and look forward to bringing this important therapeutic to patients suffering from chemotherapy-induced nausea and vomiting,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics. “Also, our recently reported, positive, top-line results from our Phase 2 studies of HTX-011 in patients undergoing both bunionectomy and inguinal hernia repair strengthen our belief that HTX-011 may represent a best-in-class therapeutic for the management of post-operative pain.”

Results of Operations

As of June 30, 2016, Heron had approximately $74.6 million in cash, cash equivalents and short-term investments, or $124.6 million in pro-forma cash, cash equivalents and short-term investments adjusting for the first close of the recently announced loan agreement. This compares to $131.2 million in cash, cash equivalents and short-term investments as of December 31, 2015.

Heron’s net cash used for operating activities for the three and six months ended June 30, 2016 was $27.1 million and $59.5 million, respectively, compared to net cash used for operating activities of $15.8 million and $35.5 million, respectively, for the same periods in 2015.

Heron’s net loss for the three and six months ended June 30, 2016 was $43.2 million and $76.7 million, or $1.17 per share and $2.09 per share, respectively, compared to a net loss of $23.1 million and $43.7 million, or $0.74 per share and $1.45 per share, respectively, for the same periods in 2015.

The increases in net cash used for operating activities and net loss in the 2016 periods as compared to the 2015 periods were primarily due to costs incurred in preparation for the commercial launch of SUSTOL, as well as clinical and manufacturing costs related to our Phase 1 and Phase 2 clinical studies for HTX-011 and costs associated with the development of HTX-019.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, those associated with: the projected sufficiency of our capital position for future periods, our ability to repay any indebtedness, the review of the SUSTOL NDA by the FDA, the potential market opportunity for SUSTOL, HTX-011 and new products generally, expected timing and acceptance of the SUSTOL commercial launch, whether the Phase 2 study results are indicative of the results in future studies related to HTX-011, the sufficiency of the Phase 2 data to allow the commencement of Phase 3 registration studies for HTX-011, the progress in the research and development of HTX-019, HTX-011 and our other programs, including the timing of preclinical, clinical, and manufacturing activities, safety and efficacy results from our studies, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

HERON THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2016	2015	2016	2015

Operating expenses:
Research and development	$27,286	$16,175	$43,378	$30,679
General and administrative	4,774	4,082	10,141	7,669
Sales and marketing	11,006	2,757	22,859	5,026

Total operating expenses	43,066	23,014	76,378	43,374

Loss from operations	(43,066)	(23,014)	(76,378)	(43,374)
Interest expense, net	(160)	(93)	(293)	(303)

Net loss	$(43,226)	$(23,107)	$(76,671)	$(43,677)

Basic and diluted net loss per share	$(1.17)	$(0.74)	$(2.09)	$(1.45)

Shares used in computing basic and diluted net loss per share	37,048	31,035	36,639	30,218

HERON THERAPEUTICS, INC.

Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and short-term investments	$74,643	$131,166
Total assets	85,731	137,845
Total stockholders’ equity	$57,841	$118,110

Investor Relations and Media Contact:
Jennifer Capuzelo
Associate Director, Investor Relations
858-703-6063
jcapuzelo@herontx.com

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